                                                                       EXHIBIT H


                         PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (the "Agreement") is made as of the 17th day
                                         ---------
of July, 1998.

AMONG:    LEHA, a Netherlands Foundation ("LEHA"), duly represented by Jo
                                           ----
          Lernout and Pol Hauspie, jointly and severally, Oldco N.V., a Belgian corporation ("Oldco"), duly represented by Jo Lernout and Pol Hauspie,
                        -----
          jointly and severally, L&H Holding III S.A. ("Holding"), a Luxembourg
                                                        -------
          cooperation, duly represented by Jo Lernout, and Jo Lernout and Pol Hauspie,;

AND:      GE Capital Equity Investments, Ltd (the "Purchaser" together with its
                                                   ---------
          permitted successors and assigns).

WHEREAS;

(A)  Each of Oldco and Holding (each, an "Initial Pledgor") owns, directly or
                                          ---------------
     indirectly, certain shares of common stock of Lernout & Hauspie Speech Products N.V. ("LHSP"). Such shares of common stock may, in accordance
                     ----
     with the terms of Article 6 hereof, be transferred to LEHA ("Subsequent
                                                                  ----------
     Pledgor") and, together with the Initial Pledgors, Joe Lernout and Pol
     -------
     Hauspie the "Pledgors").
                  --------

(B)  Pursuant to the Securities Purchase Agreement of even date herewith

     ("Purchase Agreement"), by and among the Purchaser and the Pledgors, the
     --------------------
     Purchaser has agreed to purchase and Pledgors have agreed to sell a number of shares of common stock of LHSP as determined pursuant to the terms of the Purchase Agreement.

(C) The Pledgors, in order to fulfill certain of the conditions of the Purchase Agreement and to secure their obligations thereunder, have agreed to pledge the Pledged Collateral (as defined below) to the Purchaser as provided in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.   DEFINITIONS

     For the purposes of this Agreement, the following terms shall have the meanings set out below:

     "Additional Property" shall have the meaning set out in Section 2.1(b).
      -------------------

     "Purchase Documents" means this Agreement, the Purchase Agreement, the
      ------------------
Registration Rights Agreement, the Escrow Agreement and certificates, instruments and other related documents delivered in connection therewith.

     "Pledged Collateral" shall have the meaning set out in Section 2.1(c).
      ------------------

     "Pledged Shares" means all the shares of the common stock of LHSP held by
      --------------
each Pledgor which are pledged hereunder, as specified on Exhibit A hereto.

     "Secured Obligations" means all present and future obligations of the
      -------------------
Pledgors (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) under the Purchase Documents to which any of the Pledgors are a party, including any obligation to pay damages as a result of any breach of the Secured Obligations or any other liability of the Pledgors arising out of an "Event of Default" under Section 4.1.

     All capitalized terms used but not defined herein shall have the meanings given to those terms in the Purchase Agreement.

2.   GRANT OF SECURITY INTEREST

     2.1. Pledge. Each of the Pledgors hereby grants, pledges and collaterally
          ------
assigns, and the Subsequent Pledgor agrees to grant, pledge and collaterally assign upon the transfer of the Pledged Collateral in accordance with Article 6 hereof, to the Purchaser as security for the due and punctual satisfaction and discharge of all the Secured Obligations, a continuing security interest and first priority pledge upon, whether now owned or hereafter acquired, and howsoever its interest therein may appear:

          (a)  the Pledged Shares;

          (b) all rights, interests and property relating to or arising out of the Pledged Shares, or to which the Pledgors may become entitled, which the Pledgors may be offered or which may accrue to the Pledgors in connection with their interest in any of the Pledged Shares, other than the rights, interests and property relating to or arising out of the Pledged Shares to which the Purchaser is entitled and are actually distributed to the Purchaser pursuant to
Section 4.6 and 5.4 of the Purchase Agreement (the "Additional Property"). The
                                                    -------------------
Additional Property shall include, without limitation:

               (i) any shares of stock issued as a result of a stock split or any stock dividends of any stock fully fungible with the Common Shares, the exercise of any right or option, or otherwise,

               (ii) any right, interest or property received from time to time in exchange for, in consideration for or as a result of the transfer of Pledged Shares or any of the foregoing; and

          (c) all proceeds and products of any of the above (the Pledged Shares, the Additional Property, the rights and property described in Section
2.2 below, and all proceeds thereof being collectively referred to as the "Pledged Collateral").
 ------------------

     2.2. Additional Shares.  If the Pledgors acquire additional shares or other
          -----------------
securities in LHSP or any other entity in exchange for any of the Pledged Shares, the Pledgors shall, to the extent not already pledged hereunder, immediately grant to the Purchaser a first priority pledge and security interest, on terms no more onerous than those herein, over such shares or other securities (which shall immediately become Pledged Collateral hereunder).

     2.3. Inscription.
          -----------

          (a) Each Pledgor and the Purchaser shall at or prior to closing sign each shareholders' register of LHSP under the following notation in English in the shareholders' register maintained in the United States, and in both English and in Dutch in the shareholders' register maintained in Belgium:

               800,000 shares are sold (subject to certain limitations) to GE Capital Equity Investments, Ltd. ("Purchaser") under a Securities Purchase
                                   ---------
Agreement among Purchaser and LEHA, a Netherlands Foundation, Oldco N.V., a Belgian corporation, L&H Holding III S.A., a Luxembourg corporation, Jo Lernout and Pol Hauspie ("Sellers") dated July 17, 1998 ("Purchase Agreement") and are
                  -------                         ------------------
pledged in favor of the Purchaser under a Pledge and Security Agreement dated July __, 1998, as attached hereto, to secure, among other things, the obligations of Sellers under the Purchase Agreement. The address of record for all notices and payments made in respect of the shares identified in the foregoing sentence shall hereafter be GE Capital Equity Investments, Ltd., c/o GE Capital Limited, Clarges House, 6-12 Clarges Street, London WIY 8DH, England, attn. Director and Risk Manager. Any modification or removal of the foregoing legend will require the consent of the Purchaser.

          (b) Each Pledgor hereby appoints David Dessers, a lawyer with an address at Tervurenlaan 268A, 1150 Brussels, Belgium, as its attorney-in-fact with power of substitution, to inscribe LHSP's shareholders' register in Belgium as set out above, and each Pledgor hereby appoints Lee Tinto, with an address at 111 Sounders Plaza, 11/th/ floor, East Hartford, Connecticut, as its attorney-in-fact with power of substitution, to inscribe LHSP's shareholders' register in the United States, as set out above, in each case to execute documents or instruments and generally to do anything necessary or desirable to create and perfect the pledge of the Pledged Collateral as set forth in this Agreement.

     2.4. Notice. Pledgors will prevent any third party (other than the
          ------
Purchaser or in connection with a foreclosure sale of the Pledged Collateral) from taking title, possession or control over the Pledged Collateral and shall give immediate notice to the Purchaser of any third party attempting to acquire such title, possession or control.

     2.5. No Transfer. The Pledgors shall not, without the prior written
          -----------
consent of the Purchaser, sell, assign, transfer, or grant any option or other right with respect to, the Pledged Collateral or create or permit to exist any interest, lien or other encumbrance with respect to any of the Pledged Collateral other than the security interests granted herein. The Pledgors will cooperate with the Purchaser in any defense of its rights in the Pledged Collateral against claims of third parties.

     2.6. Shares; Articles  The Pledgors shall ensure that LHSP maintains the
          ----------------
Pledged Shares as registered shares, and that any additional shares or securities which become Pledged Collateral pursuant to Section 2.2 shall be and remain registered shares and, other than as permitted under the Purchase Agreement, the Pledgors shall ensure that the Articles of LHSP shall not be modified in any way which could adversely affect the security interests granted herein, without the prior written consent of the Purchaser.

     2.7. Continuing Security.  The security interests granted herein over the
          -------------------
Pledged Collateral shall be continuing and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment, discharge or satisfaction in part.

3.   VOTING RIGHTS

     3.1. Before Event of Default.  The voting rights in respect of the Pledged
          -----------------------
Shares and any other Pledged Collateral shall be exercised by the Pledgors until the occurrence of an Event of Default (as defined below); provided that the Pledgors shall not vote in any manner which could reasonably be expected to materially impair the security interests granted herein.

     3.2. After Event of Default.  Each of the Pledgors hereby irrevocably
          ----------------------
appoint the Purchaser as their attorney-in-fact to vote the Pledgors' shares at any time after the first to occur of (i) the Determination Date or (ii) an Event of Default with respect to the following decisions involving LHSP:

          i)    increase or reduction of capital
          ii)   amendment of Articles (statuten);
                                       --------
          iii)  modification of rights attached to shares;
          iv)   declaration of dividends; and
          v) merger, rescission, liquidation, bankruptcy and other similar matters.


4.   ENFORCEMENT

     4.1. Events of Default.  The occurrence of any of the following events
          -----------------
(each, an Event of Default), whatever the reason for such Event of Default, and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body shall entitle the Purchaser to exercise any and all of its rights and remedies hereunder or at law:

          (a) the occurrence (whether by a result of acts or omissions by Pledgors or any other person) of the Determination Date pursuant to the Purchase Agreement, and the failure of any Seller thereunder to deliver all of the Common Shares (as defined in the Purchase Agreement) to be delivered by such Seller thereunder on the Share Transfer Date as required by Section 3.2 of the Purchase Agreement.

          (b) the failure on the part of any Pledgor to observe or perform any covenant contained in this Agreement or the other Purchase Documents on its part to be observed or performed which could reasonably be expected to materially affect (i) the Seller's obligations under the Purchase Agreement to deliver Common Shares in accordance with the terms thereof, (ii) the rights of Purchaser or the lien of the Purchaser on the Pledged Collateral hereunder, and, in each case, such failure shall continue unremediated for a period of five (5) Business Days after such Pledgor becomes aware thereof or receives written notice thereof from the Purchaser; or

          (c) any representation or warranty of any Pledgor contained in this Agreement shall contain an untrue or misleading statement of a material fact or shall fail to state a material fact necessary to make the statements therein not misleading as of the date made, where the event or circumstance to which such misleading statement relates could reasonably be expected to materially adversely affect (i) the Seller's obligations under the Purchase Agreement to deliver Common Shares in accordance with the terms thereof, (ii) the rights of Purchaser or the security interest of the Purchaser on the Pledged Collateral hereunder, and, in each case, such failure shall continue unremedied for a period of five (5) Business Days after such Pledgor becomes aware thereof or receives written notice thereof from the Purchaser.

     4.2. Remedies.  Upon the occurrence and during the continuation of an
          --------
Event of Default, the Purchaser shall become entitled to exercise all rights and remedies of a pledgee under the laws of Belgium (including in particular the Law of 5th May 1872).

     4.3. Waivers; No exclusivity.  (a)  For purposes only of enforcement of the
          -----------------------
security, the Pledgors hereby waive all forms of notice with respect to the Event of Default, and all other notices to which the Pledgors may otherwise be entitled, except as otherwise expressly provided herein or in the Purchase Agreement, and except for such notices as may be required under Belgian Law.

          (b) Failure by the Purchaser to exercise, or delay in exercising, any right or remedy in connection with this Agreement shall not constitute a waiver thereof, nor shall partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

5.   REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Pledgors.  The Pledgors hereby
          ----------------------------------------------
jointly and severally represent and warrant to the Purchaser as follows:

          (a) each Initial Pledgor is and, until transfer of the Pledged Shares to the Subsequent Pledgor is effected in accordance with the terms of Article 6, will at all times be the exclusive legal and beneficial owner of, and have valid title to, the Pledged Shares reflected on Exhibit A as being owned by it. The Subsequent Pledgor will, upon receipt of shares in accordance with the terms of
Article 6, at all times be the exclusive legal and beneficial owner of, and have valid title to, the Pledged Shares reflected on Exhibit A as being owned by it. The Initial Pledgors own, collectively, and upon receipt of shares in accordance with the terms of Article 6, Subsequent Pledgor shall own, and have (or shall have) the right to pledge, not less than 800,000 Common Shares of LHSP, subject to adjustment for Stock Events as provided in the Purchase Agreement;

          (b) all the Pledged Shares are in registered form, duly issued and fully paid, and free and clear of all liens, pledges, security interest, charges, encumbrances, options and any other rights of third parties;

          (c) the Purchaser has a first priority, validly perfected security interest in the Pledged Shares and the other Pledged Collateral; and

          (d) each Pledgor makes, for the benefit of the Purchaser, each of the representations and warranties set forth in Article III of the Purchase Agreement, which Article III is incorporated herein by this reference, mutatis
                                                                       -------
mutandis.
--------

6.   ASSIGNMENT

     If the Purchaser assigns and transfers any of its respective rights and obligations hereunder to a transferee, in accordance with the terms of the Purchase Agreement, then such transferee shall have the rights of the Purchaser under this Agreement. Upon any such assignment, the assigning Purchaser shall notify the Pledgors in writing thereof, and upon such assignment and transfer taking effect, the parties shall inscribe the shareholders' register of LHSP to indicate the replacement Purchaser. The Initial Pledgors are hereby authorized to sell, transfer and assign their rights and interest in the Pledged Collateral to the Subsequent Pledgor, provided that the Pledged Collateral shall remain continuing security for the Secured Obligations and that, prior to such sale, transfer and assignment the Subsequent Pledgor shall have reaffirmed the effectiveness of this agreement and security interest granted hereunder with respect to such assigned Pledged Collateral.

7.   TERM

     This Agreement shall, subject to any prior reduction or release of the Pledgors' obligations hereunder granted expressly by the Purchaser, remain in effect until full discharge of all of the Secured Obligations, including without limitation the transfer to the Purchaser of all of the Common Shares to be delivered pursuant to the Purchase Agreement. The parties to this agreement agree to be bound by the provisions of Section 5.2 of the Purchase Agreement attached hereto.

8.   ADDITIONAL PLEDGOR COVENANTS

     Each Pledgor agrees that it will not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or hypothecate, encumber or grant any lien or security interest with respect to, any of the Pledged Collateral (except to Subsequent Pledgor as permitted herein), or (ii) enter into any agreement which could reasonably be expected to restrict or inhibit Purchaser's rights or ability to sell or otherwise dispose of the Pledged Collateral or any part thereof after the occurrence and during the continuation of an Event of Default. Each Pledgor agrees that it will (x) not cause or permit LHSP to issue to Pledgor any stock or other securities (including any warrants, options, subscriptions or other contractual arrangements for the purchase of stock or securities convertible into stock) in substitution for the Pledged Collateral except subject to the pledge and security interest effected hereunder in accordance with the terms hereof, and
(y) deliver hereunder, immediately upon acquisition thereof, any and all writings evidencing any additional Pledged Collateral in accordance with Section
2.1. and Section 2.2. Each Pledgor hereby authorizes the Purchaser to modify this Agreement by unilaterally amending Exhibit A to include additional Pledged Collateral.

9.   GENERAL

     9.1. Purchaser.  The Purchaser shall not be liable for any loss, cost,
          ---------
damage or expense suffered by any person, except that resulting from its own fraud, willful misconduct or gross negligence.

     9.2. Governing Law; Jurisdiction.  This Agreement shall be governed by and
          ---------------------------
construed in accordance with the laws of Belgium. The parties hereto agree that a final non-appealable judgment in any suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner. The parties hereto irrevocably waive any right to trial by jury under applicable law.

     9.3. Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, including, without limitation, by facsimile transmission, all of which counterparts shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall promptly cause additional original executed signature pages to be delivered to the other parties.

     9.4. Headings.  The headings of this Agreement are for convenience of
          --------
reference and shall not form part of, or affect the interpretation of, this Agreement.

     9.5. Severability.  If any provision of this Agreement shall be invalid or
          ------------
unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

     9.6. Entire Agreement; Amendments.  This Agreement and the instruments and
          ----------------------------
other documents referenced herein contain the entire understanding of the parties with respect to the matters covered herein. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement and no provision of this Agreement may be amended other than by an instrument in writing signed by the Initial Pledgors or the Subsequent Pledgor (as the case may be) and the Purchaser.

     9.7. Notices.  Any notice required or permitted to be given shall be in
          -------
writing and may be personally served or delivered by nationally-recognized overnight courier or by facsimile machine confirmed telecopy, and shall be deemed delivered at the time and date of receipt (which shall include telephone line facsimile transmission) or, if the date of such receipt is not a day on which banks in New York, New York, the United Kingdom and Brussels, Belgium are permitted or required by law to be closed (a "Business Day"), then on the next
                                              ------------
succeeding Business Day.  The addresses for such communications shall be:

                 If to the Pledgors:
                 ------------------

                 Foundation LEHA
                 Oldco N.V.
                 L&H Holding III
                 Jo Lernout
                 Pol Hauspie
                 c/o Lernout & Hauspie Speech Products
                 7 Sint - Krispijnstraat,
                 B-8900 Ieper, Belgium
                 Telephone: 011-32-5-722-8888
                 Telecopy:  011-32-5-720-8489
                 Attention: Messrs. Pol Hauspie and Carl Dammekens

                 with a copy to:

                 Loeff Claeys Verbeke
                 Tervurenlaan 268 A
                 B-1150 Brussels, Belgium
                 Telephone: 011-32-2-778-2415
                 Telecopy:  011-32-2-778-2457
                 Attention: Thomas Denys, Esq.

                 Brown, Rudnick, Freed & Gesmer
                 One Financial Center
                 Boston, MA 02111
                 Telephone: (617) 856-8555
                 Telecopy:  (617) 856-8201
                 Attention: Philip J. Flink, Esq.

                 If to the Purchaser

                 GE Capital Equity Investments, Ltd.
                 c/o GE Capital Limited
                 Clarges House
                 6-12 Clarges Street
                 London WTY 8DH
                 England
                 Attention: Director and Risk Manager
                            Account reference 2329
                 Telephone: (44) (171) 302.63.05
                 Telecopy:  (44) (171) 302.68.10

                 with a copy to

                 Weil, Gotshall & Manges LLP
                 One South Place
                 London, England EC2M 2WG
                 Attention: William Sievers, Esq.
                 Telephone: (44) (171) 903-1000
                 Telecopy:  (44) (171) 903-0990

Each party shall provide notice to the other party of any change in address.

     9.8.  Third Party Beneficiaries.  This Agreement is intended for the
           -------------------------
benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof been enforced by, any other person. This Agreement shall be binding on and inure to the benefit of the parties and their permitted successors and assigns.

     9.9.  Survival.  The representations and warranties of the Pledgors and the
           --------
agreements and covenants set forth herein shall survive the closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of the Purchaser.

Each Pledgor agrees to indemnify and hold harmless the Purchaser as the case may be and the Purchaser's officers, directors, employees, partners, agents and affiliates for loss or damage or expenses (including reasonable attorney's fees) arising as a result of or related to any breach or alleged breach by any Pledgor of any of its representations or covenants set forth herein, including advancement of expenses as they are incurred.

     9.10. Further Assurances.  Each party shall do and perform, or cause to be
           ------------------
done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     9.11. Remedies.  No provision of this Agreement providing for any remedy
           --------
to the Purchaser shall limit any remedy which would otherwise be available to such Purchaser at law or in equity. Nothing in this Agreement shall impair the rights of the Purchaser to pursue the remedies provided to the Purchaser under the Purchase Agreement. Nothing in this Agreement shall limit any rights the Purchaser may have under any applicable federal or state securities laws with respect to the investment contemplated by the Purchase Documents. Each Pledgor acknowledges that a breach by it of its respective obligations hereunder will cause irreparable harm to the Purchaser. Accordingly, each Pledgor acknowledges that the remedy at law for a material breach of its respective obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by a Pledgor of the provisions of this Agreement, that the Purchaser shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate compliance, without the necessity of showing economic loss and without any bond or other security being required.

IN WITNESS WHEREOF the Pledgors and the Purchaser have executed this Agreement as of July 17, 1998, each acknowledging receipt of a signed original.

LEHA


          /s/ Jo Lernout                   /s/ Pol Hauspie
          ----------------------           ----------------------
             Jo Lernout                     Pol Hauspie

OLDCO N.V.


          /s/ Jo Lernout                   /s/ Pol Hauspie
          ----------------------           ----------------------
             Jo Lernout                     Pol Hauspie

L&H HOLDING III S.A.


          /s/ Jo Lernout
          ----------------------
             Jo Lernout

JO LERNOUT AND POL HAUSPIE


          /s/ Jo Lernout                   /s/ Pol Hauspie
          ----------------------           ----------------------
             Jo Lernout                     Pol Hauspie

GE CAPITAL EQUITY INVESTMENT, LTC.


          /s/ Paul Morran                  /s/ David A. Smith
          ----------------------           ----------------------
             Paul Morran                    David A. Smith
             Attorney-in-Fact               Attorney-in-Fact